CALIFORNIA OIL & GAS CORP. #312, 407 - 2 Street SW, Calgary, Alberta, T2P2Y3 CANADA info@caloandg@telus.net

March 27, 2007

California Oil & Gas Corp. Krotz Springs Well, Louisiana Encounters High Pressure Gas Zones

Contact:	John G.F. McLeod, President Ryan Mulhearn, Investor Relations North America Toll Free:	Tel: (403) 261-1965 Tel: (604) 733-2886 1-866-733-2814 Email: caloandg@telus.net
OTCBB: “COGC”		www.caloilandgas.com

CALGARY, Alberta - California Oil & Gas Corp. (OTCBB: COGC) announces the Haas-Hirsch (Krotz Springs) Unit Well #60 has already encountered what appear to be multiple commercial zones above the primary target horizon. These zones have produced elsewhere in the Unit, but are not depleted at this location. The main target zone, the 3rd Cockfield Sand has yet to be penetrated.

The well was spudded by the operator, Daybreak Oil & Gas Inc. on January 8, 2007 as a directional well toward a 3rd Cockfield Sand target identified from 3-D seismic about 150 feet updip from the KSU#40 well which commenced production at 8 MMCFD and which produced 10 BCF before bottom water encroachment. Intermediate 9?” casing was set at 9,810 feet, and while drilling ahead toward the 3rd Cockfield sand, two potentially commercial zones were encountered. While preparing to run a liner to isolate these over pressured zones, the drill strIng became stuck and the lower section could not be retrieved. After cementing the original borehole, the well was side tracked in the open hole section and the operator Is planning to run a 7” liner over the potentially productive intervals. Plans are then to drill ahead, penetrate and log the 3rd Cockfield sand, and set a production liner prior to testing..

John McLeod, President of California Oil & Gas stated “It is exciting to have encountered these zones with apparently virgin pressure. It is a plus that these zones are present and appear to be commercial. They have been produced elsewhere in the Krotz Springs Unit, but we were not sure whether or not they had been depleted at this location. In fact, one Unit well with similar log characteristics has produced 36 BCF from a correlative zone. While the presence of these zones has increased the degree of difficulty in drilling, they bode well for both the productivity and reserve potential of this well.”

COGC has a 25% Working Interest (BPO) in this Haas-Hirsch Unit Well # 60, which is being drilled directionally from the KSU #8 surface location. As such, facilities are available at the surface location which should expedite the tie-in and production of this well when completed and proved productive.

On Behalf of the Board

John G. F. McLeod, President

Forward Looking Statement

Statements in this news release that are not historical facts are forward- looking statements that are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analysis and on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Forward-looking statements in this news release include statements about the Company’s belief that the drilling and testing of the current well can be successfully completed, and the well will be tied into existing facilities and pipelines at the surface location for production. The Company’s actual results may differ materially from those anticipated in these forward looking statements due to any of a number of factors beyond the Company's control. These risks and uncertainties include, among other things, the risks that are inherent in oil and gas exploration and otherwise inherent in the Company’s operations. These and other risks are described in the Company's Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission, which can be viewed at www.sec.gov.